UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 26, 2012

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202/206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

On November 26, 2012, Senesco Technologies, Inc. (the “Company”) provided an update on Company activities.

Financial Update

On Wednesday, November 21, 2012, Senesco announced that the Company’s common stock is being quoted on the OTC.QB under the ticker symbol SNTI. The Company is also being quoted on OTC.BB. Quotes for the Company’s common stock can be obtained on the OTC Markets website, www.otcmarkets.com. The Company plans to continue to be a fully reporting issuer compliant with applicable federal and state regulations.

As of September 30, 2012, Senesco had cash and cash equivalents of $1,312,056. The Company believes that its current cash resources together with its ability to utilize its unused line of credit, and, if necessary, delay certain costs, are sufficient to fund operations through March 31, 2013.

Clinical Trial Status Update

Senesco completed the first cohort of its Phase 1b/2a clinical trial of SNS01-T in multiple myeloma patients in August 2012. Senesco disclosed that SNS01-T was well tolerated and that there were two patients out of three who achieved stable disease, one of whom remained stable 4 weeks beyond the end of the dosing period. Stable disease is assessed using standard criteria that consider multiple disease parameters including the monoclonal protein and the percent plasma cells in the bone marrow.

To qualify for the study, patients must fulfill a set of inclusion criteria, which include having failed two or more prior treatment regimens. Also, their physicians are required to ensure that the patients have had the benefit of all standard treatments before entering the SNS01-T clinical trial. Consequently our patients have advanced forms of their disease and have most likely failed the most successful approved drugs like REVLIMID® and VELCADE®.

http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1.

The trial is a multiple-dose, dose-escalation study, which requires that SNS01-T administration begins at a very low dose level, approximately 1 mg per patient per dose. The low starting dose was selected to minimize safety concerns for a new treatment that is offered to patients for the first time. It was therefore unexpected that an effect on monoclonal protein and percent plasma calls could be observed in cohort 1. Patients are dosed twice-weekly for 6 weeks after which the Data Review Committee, with independent members including Brian G. M. Durie, MD, Chairman of the Board, International Myeloma Foundation (IMF) and International Myeloma Working Group (IMWG), provides its expert advice on whether it is appropriate to escalate to the next dose level. The first group of multiple myeloma patients received 0.0125 mg/kg, approximately 1 mg per patient, by intravenous infusion. The second group is now receiving 0.05 mg/kg and the planned dose levels for the third and fourth groups are 0.2 and 0.375 mg/kg, respectively. The top dose planned is 30 fold higher than the starting dose in cohort 1.

Cohort 2 was started at the next higher dose level and was expanded to include patients with diffuse large B-cell lymphoma (DLBCL) and mantle cell lymphoma (MCL). The first patient in cohort 2 has completed the dosing period.

The SNS01-T trial has been recruiting patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, and the Mary Babb Randolph Cancer Center in Morgantown, WV. It is expected that patient recruitment will be opened soon at the John Theurer Cancer Center at Hackensack University Medical Center where David S. Siegel, M.D., Ph.D., chief of the Division of Multiple Myeloma, is one of the nation's foremost authorities on multiple myeloma. Most recently, Dr. Siegel served as lead investigator of the pivotal multi-center, Phase 2b study involving 30 cancer centers in North America that led to the FDA's fast-track approval of Kyprolis (carfilzomib) for relapsed multiple myeloma patients.

Agricultural Update

Senesco’s licensees of the eIF5A technology are advancing multiple agricultural programs in order to develop crops with improved characteristics related to growth and resistance to environmental stresses including drought and disease. Several plants incorporating Senesco technology are being evaluated in multiple field trials. Senesco believes that the most advanced program is that of licensee Rahan Meristem (1998) LTD, whose Chief Scientific Officer, Eli Kayat, presented on “Enhanced fungal resistance in transgenic banana plants (Musa acuminate AAA) expressing cottonwood (Populus sargentii) pathogen related eIF5A gene” at Tel Aviv University in February 2012. Black Sigatoka is an important fungal disease of banana plants that is controlled by frequent applications of fungicides, which are costly and have a significant environmental impact. Although not all Senesco’s agricultural agreements are the same, they generally provide for payments upon the achievement of certain milestones, from time to time in the short term, and royalty payments if products are marketed by the licensees.

Plans for the 2013 Fiscal Year

Management and the board of directors established our short-term goals and objectives for Fiscal 2013, which include staying on track to complete the Phase 1b/2a multiple myeloma trial with SNS01-T in the 2013 calendar year and preparing to start a Phase 2b study around the end of 2013.

The press release announcing the quotation of the Company’s common stock on the OTC is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Senesco Technologies, Inc. dated November 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: November 26, 2012	By:	/s/ Leslie J. Browne, Ph.D.
Name: Leslie J. Browne, Ph.D.
Title: President and Chief Executive Officer